                                                                    EXHIBIT 99.1


                       [LOGO OF WISER OIL APPEARS HERE]



                                                                     Page 1 of 3


                                 NEWS RELEASE

                     WISER ANNOUNCES STRATEGIC INITIATIVE

                CAPITAL INJECTION, MANAGEMENT AND BOARD CHANGES
                          POSITION COMPANY FOR GROWTH


Dallas, Texas, December 13, 1999 -- The Wiser Oil Company (NYSE:WZR) announced that its Board of Directors has unanimously approved the sale of 1.0 million shares of Convertible Preferred Stock through a private placement to Wiser Investment Company, LLC ("WIC") for $25 million. The 1.0 million shares of preferred stock will be convertible at the option of the holder into 5.882 million shares of the Company's common stock at a conversion price of $4.25 per common share, subject to customary adjustments. The preferred stock will pay dividends in shares of Wiser's common stock or cash, at the Company's option, at an annual rate of 7.0%. The holders of the preferred stock will vote together with the holders of the Company's common stock as a single class on matters submitted to a vote of the common stockholders, with each share of preferred stock having one vote for each share of common stock into which it is convertible. Any shares of preferred stock not previously converted will convert automatically to common stock three years after the closing of the transaction and prior to that time if the market price of the Company's common stock exceeds $10.00 per share for a period of 60 consecutive trading days.






                                    -MORE-

The Wiser Oil Company
Page 2 of 3

In addition, WIC will acquire, for a nominal sum, seven-year warrants to purchase new shares of Company common stock representing 5% of the shares of common stock outstanding at any given time during the term of the warrants. The strike price of the warrants issued at closing will be $4.25, subject to adjustment. any subsequent warrants that are issued to maintain WIC's warrant position at such 5% level will have strike prices based on the time of their issue, with such strike prices increasing at a rate of 10% per year following closing. None of the warrants will be exercisable until two years after the closing.

Upon closing the transaction, the Board has agreed to elect George K. Hickox, Jr. as Chairman of the Board and Chief Executive Officer, replacing Andrew J. Shoup, Jr. who will be leaving at that time. The new Board of Directors will include four of the current directors and three new directors designated by WIC, one of whom will be Mr. Hickox. Also, A. Wayne Ritter, currently Vice President of Operations and Acquisitions, is to be elected President.

The transaction is expected to close in the first quarter of 2000 and is subject to approval by the Wiser stockholders, receipt of financing by WIC and other customary conditions.

The Wiser Investment Company, LLC, the purchaser, is a limited liability company whose principals include Mr. Hickox, Douglas P. Heller, and Scott W. Smith. The preferred stock investment will be made by WIC or an investment vehicle to be formed by it. WIC will also assist the Company in the identification of attractive acquisition opportunities pursuant to a management agreement to be entered into at closing.

Mr. Hickox, 41, is a private investor whose principal interests are in the energy industry. In the early 1980s, Mr. Hickox worked for Texas Oil & Gas Corporation and InterFirst Bank Houston N.A. Later, he was a Vice President at the investment banking firm of Copeland, Wickersham & Wiley where he focused on restructuring transactions and mergers and acquisitions. Since 1991, Mr. Hickox has been a principal in a private equity investment firm focused on the energy sector. Mr. Hickox holds petroleum engineering and geology degrees from Texas A&M University.

                                    -MORE-

The Wiser Oil Company
Page 3 of 3


Mr. Shoup, President and Chief Executive Officer, said "The last year has been difficult but this strategic transaction will enhance the Company's ability to take advantage of emerging opportunities in the oil and gas industry. In reaction to low oil prices, we divested certain non-strategic assets and reduced capital spending. Those steps, in combination with this initiative, have created a sound financial foundation that will allow the Company to be aggressive in growing value for stockholders. We have confidence in George Hickox and WIC's abilities and are optimistic about the Company's prospects."

Mr. Shoup further noted, "One of the important features of this transaction is the commitment WIC has shown by aligning its economic interest with those of the stockholders. Mr. Hickox will take only a nominal salary and while WIC will have warrants, those warrants are priced at a premium to the current market. Together we have set up a powerful incentive for the new management team to increase our stock price for the benefit of all of our stockholders."

Mr. Hickox added, "This transaction is an important step that will allow us to return the Company's focus to developing its existing assets and pursuing other opportunities. The past two years have been distressful for many companies in the North American oil and gas business, and we believe that a consolidation phase is emerging as a result. This transaction is designed to position Wiser to take advantage of opportunities that arise out of that consolidation. The new Board and management team have substantial experience evaluation and pursuing strategic acquisition opportunities in the energy industry and the Company will have significant cash resources to deploy in that effort. There are opportunities out there, and we intend to take advantage of them to aggressively grow the Company."


Organized in 1905, Wiser is an independent energy company engaged in exploration, production and acquisition of crude oil and natural gas reserves primarily in the United States and Canada. Wiser operates on a philosophy of moderate risk exploration and strategic acquisitions.

Some matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as oil and gas prices, well completions and productions levels within estimated ranges. Investors as directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.



                                     -END-